Exhibit 10.12

Consulting Agreement - Effective February 10, 2025

NuvOx Pharma LLC and its parent Company NuvOx Therapeutics, Inc., (together hereinafter “Company”) and Mr. Brooks Ensign (hereinafter “Consultant”) agree that the Consultant will serve the Company as Interim CFO, under the following terms and conditions:

1.	Consulting Services. Consultant’s responsibilities shall include, without limitation, the following activities (hereinafter collectively referred to as “Services”):

The Consultant will provide finance, accounting, and administrative management, and assist in fund raising activities, and potentially other matters, as needed, for the Company.

The Services shall be performed via telephone and correspondence or in person if required by the Company and may include meetings with personnel and other consultants at times and locations to be mutually agreed upon. In each instance, the Consultant shall perform the Services only upon the Company’s request and after the scope of the Services has been approved by the Company.

Consultant shall not engage a third party to perform the Services unless Consultant receives written approval from Company.

2.	Compensation. In consideration for Consultant’s services hereunder, the Company shall pay Consultant as follows:

a.	$175 per hour consulting time (Excluding travel time)

b.	Reasonable out-of-pocket expenses (upon presentation of appropriate receipts) incurred by Consultant, including all travel, food and lodging, in connection with the Services provided hereunder.

Invoices shall be submitted to the Company every two weeks. Payment shall be made within ten (10) days of receipt of an invoice of itemized services and submission of appropriate vouchers and receipts as may be reasonably necessary to substantiate Consultant’s out-of-pocket expenses.

Consultant shall not be paid vacation, holiday or sick time during the term of Agreement. In the event of premature termination of the Agreement, Company shall pay Consultant for the Services performed and expenses incurred through the date of termination.

3.	Term and Termination. This Agreement shall be effective upon the date written above (provided this Agreement has been fully executed) and continue for a period of three (3) months, after which unless either party terminates this agreement, this agreement will automatically be extended by one (1) month at a time.

Either party may terminate this Agreement with or without cause upon providing written notice to the other party. Any written agreements altering the term and/or conditions of this agreement must be reviewed and approved in advance by both the Company and Consultant.

4.	Confidential Information.

a.	With respect to any information that is technical, analytical methods, business, financial, or customer information which Consultant has obtained or hereafter may obtain from Company or Consultant-developed information which Company wishes to keep confidential, including but not limited to any information regarding Company’s business, customers, finances, methodologies, and technology (‘Company Information’). This includes all Company Information in hard copy, on Company computers, in any electronic format, or on Company drives or services (such as email, Google drive, instrument drives, etc.). Consultant may not download or keep any Company information in any form. As such Consultant will:

i.	treat the Company Information as confidential;

ii.	not use any Company Information except for, and to the extent necessary, the aforesaid consulting tasks; and

iii.	not disclose any Company Information to any third party without prior written approval from the Company.

b.	Notwithstanding the above, prior to any subcontracting to third parties, such third party must be bound to the same obligations as under this Agreement regarding any Company Information prior to disclosure.

5.	Intellectual Property. The Consultant will promptly disclose to the Company any developments of any kind that relate to Company business or that the Consultant conceives, makes, develops, or acquires within the scope of this Agreement, including, but not limited to, any computer programs, trade secrets, inventions, improvements, ideas, processes, or designs, whether or not reduced to writing, patented, copyrighted, or trademarked (hereafter referred to as “Developments”). The Consultant hereby assigns to the Company all rights, title and interest to any Developments. The Consultant will prepare, maintain, and make available to the Company, adequate and current written records of any Developments and all modifications, research, and studies made or undertaken by the Consultant relating thereto. The Consultant further agrees to execute any documents necessary to protect the Company’s rights in and title to the Developments and to assist the Company with any patent application or any related proceeding or litigation, even if requested after this Agreement has expired.

6.	Compliance. In the performance of the Services hereunder, each party shall comply with all applicable federal, state and local laws, regulations and guidelines. The Consultant shall also comply with the Company’s policies when on Company premises, provided such policies have been provided to the Consultant in writing prior to visiting Company premises.

7.	No Conflicts. The Company understands and acknowledges that Consultant will be providing services pursuant to this Agreement on a non-exclusive basis. Notwithstanding the foregoing, while Consultant is providing Services to the Company, Consultant will refrain from any activity, and will not enter into any agreement or make any commitment that is inconsistent or incompatible with Consultant’s obligations under this Agreement, including Consultant’s ability to perform the Services. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s performing Consultant’s obligations under this Agreement or that is otherwise inconsistent with this Agreement. Consultant will not disclose to the Company and will not induce the Company to use any confidential or proprietary information or intellectual property of any third party, unless Consultant has obtained written authorization for the possession and use of the same. Consultant agrees that it will not provide services during the period of this agreement to another entity developing oxygen therapeutics and/or fluorocarbons.

8.	Representations and Warranties. Consultant represents, warrants, and covenants that: (a) Consultant is duly organized, validly existing and in good standing in the state of Consultant’s formation; (b) Consultant has full right, power, and authority to enter into and perform this Agreement without the consent of any third party; and (c) Consultant will comply with all laws, regulations, and ordinances applicable to Consultant’s performance of the Services and Consultant’s other obligations under this Agreement. The Company represents, warrants, and covenants that: (a) the Company is duly organized, validly existing and in good standing in the state of the Company’s formation; (b) the Company has full right, power, and authority to enter into and perform this Agreement without the consent of any third party; and (c) the Company will comply with all laws, regulations, and ordinances applicable to the Business and the Company’s other obligations under this Agreement.

9.	Indemnification; Limitation of Liability. The Company and Consultant shall indemnify, defend and hold each other harmless from and against any and all claims, demands, suits, liabilities, costs, expenses (including reasonable court costs and attorneys’ fees), damages and losses suffered or incurred arising out of or in connection with (a) any breach of representations, warranties, or covenants set forth in this Agreement, (b) criminal, fraudulent, or gross negligence from each party’s action or performance during this Agreement. In no event will Consultant be liable for any consequential, indirect, exemplary, special or incidental damages arising from or relating to this Agreement. Consultant’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of fees and expenses paid by the Company to Consultant for Services performed under this Agreement.

10.	Independent Contractor. The Consultant’s status under this Agreement is that of an independent contractor. The Consultant shall not be deemed an employee, agent, partner or joint venturer of the Company for any purpose whatsoever. This Agreement shall not entitle the Consultant to participate in any benefit plan or program of the Company. The Consultant shall be responsible for obligations under federal and state tax laws for payment of income and, if applicable, self-employment tax.

11.	Assignment. The Consultant may not assign this Agreement or any interest herein, or delegate any of its duties hereunder, to any third party without the Company’s prior written consent, which consent is within the Company’s sole discretion to grant or withhold. Any attempted assignment or delegation without such consent shall be null and void.

12.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters herein contained and supersedes all previous agreements and undertakings with respect thereto. This agreement may be modified only by written agreement signed by the parties.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its conflicts of laws rules.

Company:

NuvOx Pharma LLC and NuvOx Therapeutics, Inc.

/s/ Rong Wang
Title:	President and CEO

Consultant:

/s/ Brooks Ensign
Brooks Ensign